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Deloitte Touche Tohmatsu Limited

September 4, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Standex International Corporation’s Form 8-K dated September 2, 2014, and have the following comments:

1. We agree with the statements made in the second sentence of the second paragraph and the statements made in the third paragraph, including subparts (i), (ii), and (iii), and the statements made in the fourth paragraph.

2. We have no basis on which to agree or disagree with the statements made in the remaining paragraphs of Item 4.01.

Yours truly,